Exhibit 2.3

PERMIT OPERATING AGREEMENT
THIS PERMIT OPERATING AGREEMENT (“Permit Agreement”) is dated _________________, 2017, and is made and entered into by and between CONTURA COAL WEST, LLC, a Delaware limited liability company (“Transferor”), and BLACKJEWEL L.L.C., a Delaware limited liability company (“Transferee”).
WITNESSETH:
WHEREAS, Transferor is in possession of, and is designated as “Permittee” of, under and pursuant to, the Permits issued by the DEQ and by other Governmental Agencies; and
WHEREAS, Transferor (together with certain of its Affiliates) and Transferee have entered into that certain Asset Purchase Agreement dated December 7, 2017 (“Purchase Agreement”) pursuant to which Transferor is to transfer the Permits (other than the Excluded Permits) (the “Purchased Permits”) to Transferee;
WHEREAS, pursuant to the Purchase Agreement, Transferee is required to cooperate fully with Transferor in order to prepare and file all necessary permit transfer applications for all of the applicable Purchased Permits from Transferor to Transferee (the “Transfer Applications”), and to diligently pursue and obtain the approvals of all applicable Governmental Agencies with respect thereto (“Transfer Approvals”); and
WHEREAS, Transferee and Transferor desire to close the transactions contemplated by the Purchase Agreement before the Transfer Approvals are obtained, and are entering into this Permit Agreement to govern their respective rights, obligations and liabilities in any way related to the Purchased Permits during the period of time beginning on the Closing and continuing through the date of receipt of all Transfer Approvals (the “Transfer Period”).
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:
1.Capitalized Terms. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.
2.    Operation on Purchased Permits. Upon execution of this Permit Agreement, except with regard to Retained Liabilities, Transferee shall be responsible for and shall assume all Assumed Liabilities related to the Purchased Permits, and shall conduct all upkeep, maintenance and reclamation activities required to maintain the property covered by the Purchased Permits. It is expressly acknowledged and agreed by the parties that Transferee is desirous of immediately commencing and continuing mining and reclamation operations upon the property covered by the Purchased Permits. In recognition thereof, it is expressly agreed by Transferor that, upon submitting (i) the Transfer Applications with the DEQ or other applicable Governmental Agency and (ii) any other licenses and other authorizations required by DEQ or other applicable Governmental Agencies, Transferee shall have the right to enter upon the property covered by the Purchased Permits and immediately commence and continue mining and reclamation operations, under the terms and conditions of the existing Purchased Permits and subject to all Legal Requirements, before the Transfer Approvals are obtained, with indemnification of Transferor as prescribed herein and the Purchase Agreement. Notwithstanding any provision of this Permit Agreement, the Purchase Agreement or the other Ancillary Agreements to the contrary, during the Transfer Period for any Purchased Permit, neither Transferee or any of its Affiliates nor any of their respective Related Persons shall permit any contract miner, or any other contractor that will perform any material activities or operations, to conduct any activities or operations on any of the property that is covered by such Purchased Permit without Transferor’s prior written consent, which may be withheld by Transferor in its sole discretion; provided, however, that any contract miner or any other contractor that is conducting any activities or operations on any of the property that is covered by any Purchased Permit as of the Closing may continue to conduct such activities or operations during the Transfer Period (it being understood that any increase in the scope of such activities or operations shall require the Transferor’s prior written consent, which may be withheld by Transferor in its sole discretion). Prior to commencing operations on the property covered by the Purchased Permits, Transferee shall obtain, and provide to Transferor, copies of all licenses and other authorizations as required by any Governmental Agency for Transferee to conduct operations on the property covered by the Purchased Permits. Transferor, with cooperation from Transferee, shall submit the Transfer Applications as set out herein; however, the acceptance and filing of the same shall be subject to the the DEQ or other applicable Governmental Agency agreeing to accept and file the Transfer Application. In the event a DEQ or other applicable Governmental Agency does not accept and file a Transfer Application, the Transferor with cooperation of Transferee shall diligently correct all noted deficiencies in order for the DEQ or other applicable Governmental Agency to accept and file the Transfer Applications. Transferee further agrees to execute on or before Closing the Transfer Applications, or any other forms or documents reasonably requested by Transferor or requested or required by DEQ or any other Governmental Agency. Neither the ability to submit the Transfer Applications or other information required by the DEQ or other applicable Governmental Agency, nor said office’s acceptance thereof, shall affect the Assumed Liabilities and obligations with respect to the Purchased Permits, or indemnification obligations of the parties set forth herein or in the Purchase Agreement.
3.    Right of Entry. Transferor does hereby grant to Transferee a right of entry on, over and across the property covered by the Purchased Permits, together with the right of ingress and egress to and from such property (to the extent of Transferor’s authority to do so without the resulting breach of the instruments by which Transferor has rights in the property), as necessary to maintain and comply with the terms of the Purchased Permits and to perform reclamation obligations related thereto or to achieve compliance with any applicable law or regulation. Transferee, to the extent necessary (and to the extent of

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Transferee’s authority to do so without the resulting breach of the instruments by which Transferee has rights in the property), grants to Transferor, its successors, assigns and contractors, right of entry to the property covered by the Purchased Permits, together with the right of ingress and egress to and from such property in order to allow Transferor to exercise its rights and perform obligations as hereinafter set forth or to achieve compliance with any applicable law or regulation.
4.    Violations.
4.1.    Notices. In the event that either Transferor or Transferee receives a notice of any non-compliance, then it shall immediately give written notice of the non-compliance to other party and in any event within two (2) Business Days of receipt of such notice. Each party shall provide copies of all monthly inspection sheets received from the DEQ or other applicable Governmental Agency to the other party within two (2) Business Days of receipt of such sheets.
4.2.    Transferee NOVs. Transferee shall have the duty, at its sole cost, to defend any notice of non-compliance issued on the Purchased Permits after Closing (“Transferee NOVs”), to pay all fines and assessments related thereto, to correct all non-compliance related thereto, and to perform all abatement measures required by the DEQ or applicable Governmental Agency related thereto. During the Transfer Period, if Transferee fails to defend any Transferee NOVs and does not promptly and in good faith take any and all necessary action to correct and abate such Transferee NOVs, then Transferor shall have the right (but not the obligation), itself or through its contractors, to defend and/or abate said non-compliance and to freely and without interference from Transferee enter upon the property covered by the applicable Purchased Permits to do all things that it deems necessary to abate any such non-compliance, and Transferee shall reimburse Transferor for all reasonable costs and expenses associated with such defense/abatement, including the work required to abate any such non-compliance, any and all reasonable attorneys’ or other professionals’ fees that are incurred by Transferor relating thereto, and the costs of insurance required to be obtained by Transferor under Section 7 hereto.
4.3.     Transferor NOVs. With respect to written notices of non-compliance issued on the Purchased Permits prior to Closing (“Transferor NOVs”), Transferor shall have the right (to be exercised in its discretion), at its sole cost, to defend such Transferor NOVs and shall have the duty to pay all fines and assessments related thereto. Transferor shall not have the duty or right, except as hereinafter provided in this Section, to enter upon the property covered by the Purchased Permits to take action to abate any Transferor NOVs. Transferee shall have the duty, at Transferee’s sole cost, to correct all non-compliance and to perform all abatement measures required by the applicable Governmental Agency to the extent related thereto. During the Transfer Period, if Transferee fails to promptly and in good faith take any and all necessary action to abate such non-compliance, then Transferor shall have the right (but not the obligation), itself or through its contractors, to enter upon the property covered by the applicable Purchased Permits to do all things that it deems necessary to abate such non-compliance, and Transferee shall reimburse

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Transferor for all reasonable costs and expenses associated with such defense/abatement, including the work required to abate any such non-compliance, any and all reasonable attorneys’ or other professionals’ fees that are incurred by Transferor relating thereto, and the costs of insurance required to be obtained by Transferor under Section 7 hereto.
4.4.    For avoidance of doubt, this Section 4 does not limit the obligations of Transferor with respect to the Retained Liabilities or Transferee with respect to the Assumed Liabilities.
5.    Transfer Applications. Transferee shall not amend the Transfer Applications without the prior written approval of Transferor.
6.    Indemnification.
6.1.    Indemnification by Transferee. Without limiting the indemnification obligations of Transferee in the Purchase Agreement, Transferee hereby agrees to be responsible for and indemnify, defend and hold harmless Transferor, its Affiliates, and their respective directors, officers, managers, employees, Affiliates, equity-holders, agents, advisors, representatives, successors and assigns (collectively, the “Transferor Indemnitees”) from and against, and pay and reimburse the Transferor Indemnitees for, any and all incidents of violation, non-compliance and similar occurrences, reclamation liabilities and Losses, including for illness, disease, death, bodily or personal injury, or for damage or destruction of property, or for loss of services which may be brought against them (individually or jointly) or in which they may be named a party defendant in any way arising out of, resulting from, relating to or in connection with any Purchased Permit to the extent constituting Assumed Liabilities, including (a) all costs incurred in maintaining such Purchased Permit, performing any actions required by the terms thereof or applicable law, or remedying or otherwise curing any violations, defaults, breaches, instances of non-compliance or other occurrences with respect thereto and (b) the use by Transferee Parties of the property covered by the Purchased Permits during the Transfer Period, but excluding any Retained Liabilities.
6.2.    Survival. The indemnification obligations in this Permit Agreement shall survive the term and termination of this Permit Agreement.
7.    Insurance. At all times during the term of this Permit Agreement, Transferee shall provide and maintain insurance of the type and in the amounts set out in Schedule 7 hereto, other than the Environmental Pollution Liability insurance set out thereon, which Transferee shall obtain as soon as practicable after the date hereof and maintain at all times thereafter during the term of this Permit Agreement. Prior to its entry onto the property covered by the Purchased Permits, Transferee shall provide Transferor with certificates of insurance that indicate that Transferee has the required insurance. The insurance limits and coverages specified in Schedule 7 hereto are minimum requirements and shall not be construed in any way to limit Transferee’s Liability. Transferor shall maintain after the Closing, or shall acquire, adequate insurance prior to or concurrently with its entry onto the Real Property for the risks associated with the activities permitted or required under

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Section 4 hereto. Any policy providing such insurance for the Transferor shall name the Transferee as an additional insured thereunder.
8.    Accident Notice. During the term of this Permit Agreement, Transferee shall provide prompt written notice to Transferor of any reportable accidents or occurrences resulting in injuries to persons or property in any way arising out of or related to Transferee Parties’ operations hereunder.
9.    Termination. This Permit Agreement shall terminate upon the parties’ obtaining all Transfer Approvals; provided, however, the right of entry and access granted to Transferor in Section 3 shall survive until the Reclamation Performance Bonds on the Purchased Permits are released.
10.    Cooperation. Transferor and Transferee agree to fully cooperate with each other, and to cause their respective Affiliates to fully cooperate, in all filings, including providing any additional information and the preparation and execution of any additional documents, that may be necessary to obtain the Transfer Approvals provided, however, that nothing in this Section shall obligate Transferor or its Affiliates to pay any fee or incur any out-of-pocket expense in providing such cooperation.
11.    Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Permit Agreement shall be in writing and shall be deemed to have been given: (a) when delivered personally to the recipient; (b) when sent by certified United States Mail, postage prepaid, return receipt requested; or (c) when sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Transferor and to the Transferee at the addresses indicated below:

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If to the Transferee:	Blackjewel L.L.C. 1051 Main Street Milton, West Virginia 25541 Attn: Jeffery A. Hoops

with a copy (which will not constitute notice) to:	Dinsmore & Shohl LLP 611 Third Avenue Huntington, West Virginia 25701 Attn: M. Edward Cunningham, II, Esq.

If to the Transferor:
Contura Coal West, LLC
c/o Contura Energy Services, LLC
Attn: Scott Kreutzer, SVP - Land &
Environmental Affairs
P.O. Box 848
Bristol, TN 37621-0848 (U.S. mail)
340 Martin Luther King Jr. Blvd.
Bristol, TN 37620 (physical address)

with a copy (which will not constitute notice) to:	Contura Energy Services, LLC Attn: Mark M. Manno, General Counsel P.O. Box 848 Bristol, TN 37621-0848 (U.S. mail) 340 Martin Luther King Jr. Blvd. Bristol, TN 37620 (physical address)
or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.
12.    Miscellaneous.
12.1.    Succession; Assignment. This Permit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Permit Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, which approval may be withheld by such party in its sole and absolute discretion; provided that each party to this Agreement may assign this Permit Agreement without such approval to its respective Affiliates or in connection with the sale of all or substantially all of its assets.
12.2.    Consent to Jurisdiction. Each party irrevocably submits to the jurisdiction of the state and federal courts with territorial jurisdiction over Campbell County, Wyoming for the purposes of any Proceeding arising out of this Permit Agreement or any transaction contemplated hereby. Each party agrees to commence any such Proceeding either in a United States District Court for the District of Wyoming, or if such Proceeding may not be brought in such court for jurisdictional reasons, in a state court located in Campbell County, Wyoming. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 11 shall be effective service of process for any Proceeding in the said courts with respect

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to any matters to which it has submitted to jurisdiction hereunder. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Permit Agreement or the transactions contemplated hereby in said courts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.
12.3.    Counterparts. This Permit Agreement may be executed in counterparts (including via facsimile and e-mail), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto. The executed Permit Agreement together with any attachments hereto may be photocopied and stored on computer tapes, disks and similar electronic storage media (“Imaged Document”). If an Imaged Document is introduced as evidence in any judicial, arbitration, mediation or administrative proceeding, it shall be considered as admissible evidence, provided that such Imaged Document bears the signatures of the Parties and further provided that there is no evidence that such Imaged Document has been manipulated or otherwise altered in any way. Neither Party shall object to the admissibility of the Imaged Document on the basis that such was not originated or maintained in documentary form under either the hearsay rule, the best evidence rule, or other rule of evidence.
12.4.    Waiver. The failure of either party to seek redress for violation of or to insist upon a strict performance of any term or condition of this Permit Agreement shall not be considered a waiver, nor shall it deprive that party of the right thereafter to insist upon strict adherence to that or any other term of this Permit Agreement.
12.5.    Severability. If any provision of this Permit Agreement or its application will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Permit Agreement is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.
12.6.    Headings. The headings contained in this Permit Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.
12.7.    Entire Agreement. This Permit Agreement, together with the Purchase Agreement, constitute the entire agreement and understanding of the parties related to the subject matter hereof, and supersedes all prior proposals, understandings, agreements, correspondence, arrangements and contemporaneous oral agreements relating to the subject matter of this Permit Agreement. In the event of a conflict between the provisions of this Permit Agreement and the Purchase Agreement, the provisions of the Purchase Agreement shall control; provided, however, that the parties acknowledge and agree that this Permit Agreement contains provisions that are in addition to those set forth in the Purchase Agreement. This Permit Agreement shall not be amended or modified,

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and no waiver of any provision hereof shall be effective, unless set forth in a written instrument authorized and executed by all the parties hereto.
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IN WITNESS WHEREOF, the undersigned have executed or caused this Permit Agreement to be executed by their respective officers thereunto duly authorized, each with the intent to be legally bound, as of the date first written above.

TRANSFEROR:

CONTURA COAL WEST, LLC

By:
Name:
Title:

TRANFEREE:

BLACKJEWEL L.L.C.

By:
Name:
Title:

[Signature page to Permit Agreement]